PROSPECTUS and	PRICING SUPPLEMENT NO. 11
PROSPECTUS SUPPLEMENT, each	Dated November 29, 2011
Dated April 21, 2011	Registration Statement No. 333-173672
Filed Pursuant to Rule 424(b)(2)

U.S. $12,550,000,000

JOHN DEERE CAPITAL CORPORATION

MEDIUM-TERM NOTES, SERIES E

Due from 9 Months to 30 Years from Date of Issue

$500,000,000 2.000% Senior Notes Due January 13, 2017

The Medium-Term Notes offered hereby will be Fixed Rate Notes and senior securities as more fully described in the accompanying Prospectus and Prospectus Supplement and will be denominated in U.S. Dollars.

CUSIP:	24422ERL5

Date of Issue:	December 2, 2011

Maturity Date:	January 13, 2017

Principal Amount:	$500,000,000

Issue Price:	99.887%

Interest Payment Dates:	Semi-annually on each January 13 and July 13, commencing on July 13, 2012

Regular Record Dates:	The fifteenth day (whether or not a Business Day) next preceding the applicable Interest Payment Date

Interest Rate:	2.000% PER ANNUM

Redemption Provisions:	None

Plan of Distribution:

Name	Principal Amount Of Notes
Barclays Capital Inc.	$150,000,000.00
Deutsche Bank Securities Inc.	150,000,000.00
J.P. Morgan Securities LLC	150,000,000.00
BNP Paribas Securities Corp.	16,667,000.00
Goldman, Sachs & Co.	16,667,000.00
Morgan Stanley & Co. LLC	16,666,000.00
Total	$500,000,000.00

The above Agents have severally agreed to purchase the respective principal amount of Notes, opposite their names as principal, at a price of 99.537% plus accrued interest from December 2, 2011 if settlement occurs after that date.